UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2008
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

Florida	000-22052	65-0202059
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Norcross, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On May 6, 2008, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (“we,” “us” or the “Company”) entered into an employment agreement (the “CEO Employment Agreement”) with Peter E. Fleming, III, as our interim Chief Executive Officer (“CEO”). The CEO Employment Agreement is retroactively effective as of February 25, 2008. The CEO Employment Agreement supersedes any and all prior agreements between us and Mr. Fleming relating to his employment with the Company, including, without limitation, that certain Employment Agreement, dated March 22, 2007, by and between the Company and Mr. Fleming.
          Pursuant to the CEO Employment Agreement, Mr. Fleming’s base annual compensation is $275,000, which amount shall be paid in accordance with our customary payroll practices. In addition, Mr. Fleming is eligible to receive certain bonuses and equity-based incentives as may be awarded from time to time by the Company’s Compensation Committee, in its sole discretion. The initial term of the CEO Employment Agreement expires on February 25, 2009; provided, however, that the CEO Employment Agreement shall automatically renew for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such CEO Employment Agreement not less than forty five (45) days prior to the expiration of the then-current term or unless the CEO Employment Agreement is terminated earlier in accordance with its terms.
          In the event of a termination of employment without cause or by the executive for good reason, each as defined in the CEO Employment Agreement (and in addition, in the case of a termination of employment without cause, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company), the executive shall receive: (i) twelve (12) months of the executive’s then in effect base salary; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to the executive under any bonus plan which is adopted by the Compensation Committee or Board of Directors in such year as if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for twelve (12) months from the effective date of termination of all of such executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to such executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect.
          Further, in the event of such termination of employment without cause or by the executive for good reason, any options then held by such executive that have not already vested in accordance with their terms shall immediately vest and become exercisable as of the date of such termination and the executive shall have twelve (12) months from the date of termination to exercise any or all such options. Finally, in the event that the executive’s employment with us terminates (other than a termination by the Company for cause or by the executive for no good reason) at any time within the six (6) months prior to a change in control of the Company, then any unvested options held by the executive that have not already vested in accordance with their terms will vest upon such change in control.
          The CEO Employment Agreement also provides that executive shall not: (i) for a period of one (1) year following the termination of executive’s employment, solicit any of our current and/or future employees to leave our employ; (ii) for a period of two (2) years following the termination of executive’s employment, solicit or attempt to take away any customers, including, without limitation, any clients, suppliers, or vendors, of the Company’s laboratory communications business; or (iii) for a period of three (3) years following the termination of executive’s employment, disclose, directly or indirectly, any confidential information of the Company to any third party, except as may be required by applicable law or court order, in which case the executive must promptly notify the Company so as to allow it to seek a protective order if the Company so elects.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
10.55	Employment Agreement, dated May 6, 2008, by and between ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions and Peter E. Fleming, III

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: May 12, 2008	/s/ Peter E. Fleming, III
Peter E. Fleming, III
Chief Executive Officer